Exhibit (a)(1)(R)

16 April 2007

Peter Abraham
General Counsel & Company Secretary
Rinker Group Limited
Level 8, Tower B
799 Pacific Highway
Chatswood NSW 2067

Dear Sir

Bid Agreement - Changes to timetable

I refer to the Bid Agreement dated 10 April 2007 between Cemex Australia Pty Limited (Bidder), Cemex, S.A.B. de C.V. and Rinker Group Limited (Rinker). The purpose of this letter is to confirm the following changes to the Bid Agreement which relate to timing matters:

●	(supplementary Bidder’s Statement) in clause 2.3(a), “5 Business Days” is replaced by “6 Business Days”; and

●
(supplementary Target’s Statement) in clause 2.2(b), the words “Within 5 Business Days after the Bidder varies the Takeover Offer in the manner referred to in clause 2.1(a) and files an amended Schedule TO and supplementary Bidder’s Statement in the manner referred to in clause 2.3” are replaced with “Within the later of 27 April (Sydney time) or 7 Business Days after the Bidder files an amended Schedule TO and supplementary Bidder’s Statement in the manner referred to in clause 2.3”; and

●
(supplementary Target’s Statement) in clause 2.3(b), the words “the Target must, as soon as practicable after the Bidder varies the Takeover Offer in the manner referred to in clause 2.1(a) and files a supplementary Bidder’s Statement and an amended Schedule TO in the manner referred to in this clause 2.3” are replaced with “the Target must, within the later of 27 April (Sydney time) or 7 Business Days after the Bidder files an amended Schedule TO and supplementary Bidder’s Statement in the manner referred to in this clause 2.3”.

Yours sincerely,

On behalf of Cemex Australia Pty Limited and Cemex, S.A.B. de C.V.

Ramiro G Villarreal, General Counsel

Rinker Group Limited confirms and agrees with the timetable changes set out above. Signed for and on behalf of Rinker Group Limited.

Peter Abraham, General Counsel & Company Secretary